Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road, Ste.100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com
Contacts: Steven Campanini (469) 893-631
Media: Steven Campanini (469) 893-6321
Investors:	Thomas Rice (469) 893-2522

Tenet Announces Results for Third Quarter
Ended September 30, 2007

Highlights:

•                    Net loss of $59 million, improved versus net loss of $89 million in Q3’06

•                    Adjusted EBITDA grew to $177 million, up 55 percent from Q3’06

•                    Commercial managed care admissions declined by less than one percent (same-hospital), and increased 0.4 percent (same-hospital), before impact of Florida and USC

•                    Sequential commercial managed care admissions increased 0.2 percent from Q2’07 (same-hospital)

•                    Admissions declined less than one percent (same-hospital), and increased 0.1 percent (same-hospital), before impact of Florida and USC

•                    Net inpatient revenue per admission increased 7.8 percent (same-hospital)

DALLAS – November 6, 2007 – Tenet Healthcare Corporation (NYSE:THC) today reported a net loss of $59 million, or $0.12 per share, for its third quarter of 2007 compared to a net loss of $89 million, or $0.19 per share, in the third quarter of 2006, including discontinued operations. The Company reported adjusted EBITDA of $177 million. Same-hospital adjusted EBITDA was $176 million, an increase of $62 million, or 54 percent, from $114 million reported in the third quarter of 2006. Adjusted EBITDA is a non-GAAP term defined and reconciled to generally accepted accounting principles (GAAP) below. The Company reported a loss from continuing operations of $35 million or $0.07 per share, compared to a loss from continuing operations of $19 million, or $0.04 per share, in the third quarter of 2006. The loss in continuing operations in the third quarter of 2007 included favorable prior year cost report adjustments of $22 million, impairment and restructuring charges of $13 million pre-tax, income tax expense of $10 million, and litigation costs of $3 million pre-tax.

“The third quarter produced gratifying, tangible evidence that our turnaround strategies are working,” said Trevor Fetter, Tenet’s president and chief executive officer. “Same-hospital revenue grew 7.0 percent over the same quarter last year. Perhaps the most significant revenue improvement was evident in our most profitable segment – commercial managed care – fueled by enhanced pricing and admissions growth in a number of important service lines. We are also very encouraged that adjusted EBITDA grew a strong 55 percent year-over-year. The combination of top line growth we saw in the quarter and the continued success of our cost management initiatives gives us confidence that we are at last seeing evidence of the sustainable growth in profitability we have worked so hard to achieve.”

Stephen L. Newman, M.D., chief operating officer, said, “Our focus on the targeted growth of selected hospital services was a key factor in the improved commercial business we had in the third quarter. Commercial admissions in women’s services, neonatalogy, and oncologic and open heart surgeries were targeted areas for growth and all showed material increases. In addition, our disciplined approach to labor cost management resulted in a decline of 1,483 full time equivalent employees over the last year. Another positive factor helping our recovery and, we believe, a leading indicator of longer-term success is the progress we’ve had in recruiting or hiring more doctors for our hospital staffs. In the third quarter, net of attrition, we have expanded our active medical staff by 370 physicians or 3.4 percent.”

Biggs Porter, chief financial officer, said, “The achievement of $177 million in adjusted EBITDA is a significant turnaround from the third quarter of last year. There were positive movements in most areas other than bad debt expense. We achieved some significant pricing enhancements with same-hospital inpatient revenues per admission rising by 7.8 percent, including $22 million in favorable cost report adjustments. Pricing improvements also reflected meaningful contributions from recently signed contracts with some of our major commercial managed care payers. The continuing implementation of significant cost reduction actions contributed additional strength to our earnings performance.”

Continuing Operations

The loss from continuing operations for the third quarter of 2007 was $35 million, or $0.07 per share, including the following five items:

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1. Favorable cost report and related valuation allowance adjustments of $22 million pre-tax, $14 million after-tax before the deferred tax valuation allowance, or $0.03 per share, were recorded in the third quarter of 2007. In the third quarter of 2006 we recorded unfavorable cost report and related valuation allowance adjustments of $10 million pre-tax, $6 million after-tax before the deferred tax valuation allowance, or $0.01 per share;

2. Impairments of long-lived assets and restructuring charges of $13 million pre-tax, $8 million after-tax before the impact of the deferred tax valuation allowance, or $0.02 per share;

3. Litigation costs of $3 million pre-tax, $2 million after-tax, or zero cents per share;

4. Net unfavorable income tax adjustments of $11 million, or $0.02 per share, which includes an unfavorable adjustment to increase the Company’s valuation allowance for deferred tax assets, and other tax adjustments; and,

5. Stock-based compensation expense, included in salaries, wages and benefits, of $9 million pre-tax, $6 million after-tax before the deferred tax allowance, or $0.01 per share, in the third quarter of 2007 compared to $11 million pre-tax, $7 million after-tax, or $0.01 per share, in the third quarter of 2006.

Adjusted EBITDA

Adjusted EBITDA in the third quarter of 2007 was $177 million producing a margin of 8.0 percent, an increase of $63 million, or 55 percent, from adjusted EBITDA of $114 million in the third quarter of 2006, and an increase of 250 basis points from the adjusted EBITDA margin of 5.5 percent in the third quarter of 2006.

Adjusted EBITDA is a non-GAAP term defined by the Company as net income (loss) before (1) the cumulative effect of change in accounting principle, net of tax, (2) income (loss) from discontinued operations, net of tax, (3) income tax (expense) benefit, (4) net gains on sale of investments, (5) minority interests, (6) investment earnings, (7) interest expense, (8) litigation (costs) benefit, (9) hurricane insurance recoveries, net of costs, (10) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, (11) amortization, and (12) depreciation. A reconciliation of net income (loss) to adjusted EBITDA is provided at the end of this release.

Same-Hospital Data

Same-hospital data for the third quarter of 2007 excludes only the impact of Coastal Carolina

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Hospital which was acquired by Tenet on June 30, 2007. Same-hospital data is used as the primary form of data presentation in the narrative sections of this press release. Total-hospital data, including the contribution from Coastal Carolina Hospital, is provided in the tabular presentation of data at the end of this press release.

Certain amounts in the tables in the narrative section of this release will not tie to amounts in the consolidated statement of operations as these amounts in the narrative section represent “same-hospital” not consolidated data.

In the third quarter, Coastal Carolina Hospital generated $9 million in net operating revenues, $1 million of adjusted EBITDA, and $1 million in net income.

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Admissions, Patient Days and Surgeries

	Same-Hospital Continuing Operations
Admissions, Patient Days, and Surgeries	Q3’07	Q3’06	Change (%)
Commercial Managed Care Admissions	39,926	40,176	(0.6)
Governmental Managed Care Admissions	25,853	24,670	4.8
Medicare Admissions	40,652	42,415	(4.2)
Medicaid Admissions	17,048	17,414	(2.1)
Uninsured Admissions	6,198	5,795	7.0
Charity Care Admissions	2,704	2,961	(8.7)
Commercial and Other Admissions	3,598	3,609	(0.3)
Total Admissions	135,979	137,040	(0.8)
Admissions through Emergency Department	71,645	71,644	—
ED Admissions /Total admissions (%)	52.7	52.3	0.4	(1)
Uninsured admissions / Total admissions	4.6	4.2	0.4	(1)
Commercial managed care admissions /Total admits	29.4	29.3	0.1	(1)
Charity admissions / Total admissions	2.0	2.2	(0.2	)(1)
Surgeries - Inpatient	42,159	42,579	(1.0)
Surgeries - Outpatient	55,603	55,554	0.1
Surgeries - Total	97,762	98,133	(0.4)
Patient Days - Total	669,613	679,018	(1.4)
Adjusted Patient Days	963,326	964,434	(0.1)
Patient Days - Commercial Managed Care	161,495	159,192	1.4
Average Length of Stay	4.9	5.0	(0.1	)(1)
Adjusted Patient Admissions - Total	196,984	196,078	0.5

(1) This change is the difference between the 2007 and 2006 amounts shown.

Same-hospital admissions for the third quarter of 2007 were 135,979, a decline of 1,061 admissions, or 0.8 percent, compared to admissions of 137,040 in the third quarter of 2006. The Company’s Florida and USC hospitals more than fully accounted for this admissions decline. Excluding the impact of our Florida and USC hospitals, Tenet would have reported a same-hospital admissions

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increase of 0.1 percent.

Same-hospital commercial managed care admissions declined from 40,176 to 39,926, a decline of 250 admissions, or 0.6 percent, in the third quarter of 2007 as compared to the third quarter of 2006. Excluding USC and our Florida hospitals, same-hospital commercial managed care admissions increased by 124 or 0.4 percent.

Same-hospital total managed care admissions increased by 933, or 1.4 percent, reflecting the continuing shift from traditional government programs towards managed government programs.

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Outpatient Visits

	Same-Hospital Continuing Operations
Outpatient Visits	Q3’07	Q3’06	Change (%)
Total OP Visits	994,184	1,008,276	(1.4)
Uninsured OP Visits	108,077	107,465	0.6
Uninsured OP Visits/ Total OP Visits (%)	10.9	10.7	0.2	(1)
Charity Care OP Visits	7,552	4,769	58.4
Charity Care OP Visits / Total Visits (%)	0.8	0.5	0.3	(1)
Commercial Managed Care OP Visits	383,635	392,816	(2.3)
Commercial OP Visits / Total Visits (%)	38.6	39.0	(0.4	)(1)

(1) This change is the difference between the 2007 and 2006 amounts shown.

Same-hospital outpatient visits in the third quarter of 2007 were 994,184, a decline of 14,092, or 1.4 percent, as compared to 1,008,276 visits in the third quarter of 2006. Approximately 51 percent of the third quarter’s decline in same-hospital outpatient visits occurred at the Company’s Florida and USC hospitals. Other factors contributing to this decline included the increasing competition the Company is experiencing from physician-owned entities providing outpatient services.

The 58.4 percent increase in charity care outpatient visits was driven primarily by regulatory change in California and an influx of charity patients to one of our Georgia hospitals, which has experienced an increase in its role as a medical resource for the local community.

Revenues

	Same-Hospital Continuing Operations
Revenues	Q3’07	Q3’06	Change (%)
($ in Millions)
Net operating revenues	2,203	2,058	7.0
Net patient revenue from commercial managed care	1,140	1,075	6.0
Revenues from the uninsured	165	135	22.2
Charity care gross charges	163	153	6.5
Provision for doubtful accounts (“Bad Debt”)	158	149	6.0
Uncompensated care (1) (2)	321	302	6.3
Uncompensated care/ (Net operating revenues plus Charity care) (1) (3) (%)	13.6	13.7	(0.1	)(3)

(1)  Non-GAAP measure

(2)  Defined as charity care plus provision for doubtful accounts

(3)  This percentage change is the difference between the 2007 and 2006 amounts shown

Revenue metrics provided evidence of continued strength buoyed by new, attractively priced commercial managed care contracts, favorable mix changes, and $22 million in favorable prior year cost report and related valuation allowance adjustments. Same-hospital net operating revenues from continuing operations were $2.203 billion in the third quarter of 2007, an increase of $145 million, or 7.0 percent, as compared to $2.058 billion in the third quarter of 2006.

Same-hospital net patient revenue from commercial managed care payers increased by $65 million, or 6.0 percent, in the third quarter of 2007 compared to the third quarter of 2006. This increase reflects continued pricing increases sufficient to offset a decline in commercial managed care admissions of 0.6 percent and a decline in commercial managed care outpatient visits of 2.3 percent.

Same-hospital disproportionate-share payments received under various state Medicaid programs and other state-funded subsidies provided revenues of approximately $48 million and $41 million in the third quarters of 2007 and 2006, respectively. Disproportionate-share payments are dependent on government programs, which are subject to periodic review and policy changes.

Pricing

	Same-Hospital Continuing Operations
Pricing	Q3’07	Q3’06	Change (%)
Net inpatient revenue per admission ($)	10,891	10,107	7.8
Net inpatient revenue per patient day ($)	2,212	2,040	8.4
Net outpatient revenue per visit ($)	653	595	9.7
Net patient revenue per adjusted patient admission ($)	10,813	10,124	6.8
Net patient revenue per adjusted patient day ($)	2,211	2,058	7.4

Pricing strength was evident across all key metrics. Same-hospital net inpatient revenue per admission for the third quarter of 2007 was $10,891 compared to $10,107 in the third quarter of 2006, an increase of $784, or 7.8 percent. Same-hospital net outpatient revenue per visit was $653 in the third quarter of 2007 compared to $595 in the third quarter of 2006, an increase of $58, or 9.7 percent.

The Company disaggregates its managed care business into two categories: (1) commercial managed care and (2) managed Medicare and managed Medicaid. In the third quarter of 2007, approximately 78 percent of same-hospital managed care revenues were recognized from our commercial managed care business and 22 percent were recognized from managed Medicare and managed Medicaid. The Company recognized 79 percent of same-hospital managed care revenues from our commercial managed care business and 21 percent were recognized from managed Medicare and managed Medicaid in the third quarter of 2006. In recent quarters the Company reported adverse shifts in business mix as the contribution to total managed care revenues from the commercial portion of our business had grown more slowly than revenues from managed government programs. In the third quarter of 2007 same-hospital managed care admissions were approximately 61 percent commercial managed care and 39 percent managed Medicare and managed Medicaid compared to 62 percent and 38 percent, respectively, in the third quarter of 2006. Same-hospital managed care outpatient visits in the third quarter of 2007 were 72 percent commercial managed care and 28 percent managed Medicare and managed Medicaid compared to 74 percent and 26 percent, respectively, in the third quarter of 2006.

For our aggregate managed care portfolio, including managed government programs, same- hospital net inpatient revenue per admission increased by 3.4 percent in the third quarter of 2007 as compared to the third quarter of 2006.

Same-hospital outpatient revenue per visit increased by 8.2 percent for our aggregate managed care portfolio in the third quarter of 2007 as compared to the third quarter of 2006.

Controllable Operating Expenses

	Same-Hospital Continuing Operations
Controllable Operating Expenses	Q3’07	Q3’06	Change (%)
Salaries, Wages & Benefits ($mm)	980	927	5.7
Supplies ($mm)	382	373	2.4
Other Operating Expenses ($mm)	507	495	2.4
Total Controllable Operating Expenses ($mm)	1,869	1,795	4.1
Controllable operating expenses per adjusted patient day ($)	1,940	1,861	4.2

The Company continues to reduce its cost structure both in flexing its costs in response to fluctuating patient volumes at the hospital level and shrinking its overhead infrastructure to align its costs with the smaller number of hospitals being managed. Same-hospital controllable operating expenses (consisting of salaries, wages and benefits, supplies, and other operating expenses) were $1.869 billion and $1.795 billion in the third quarters of 2007 and 2006, respectively, an increase of $74 million, or 4.1 percent. Same-hospital controllable operating expenses per adjusted patient day were $1,940 in the third quarter of 2007 compared to $1,861 in the third quarter of 2006, an increase of $79 million, or 4.2 percent. The Company’s most recent round of staff reductions were taken at various points in the third quarter, and therefore, the complete anticipated impact of these actions is less than fully reflected in our third quarter results.

Same-hospital salaries, wages and benefits expense increased by $53 million, or 5.7 percent. This increase is primarily the result of merit increases provided to maintain competitive wage rates in our markets. Contract labor expense, which is included in salaries, wages and benefits, was $48 million in the third quarters of both 2007 and 2006.

Same-hospital supplies expense increased by $9 million, or 2.4 percent, compared to the third quarter of 2006. Because supplies expense tends to vary with patient volumes, the modest increase in this line item reflects the impact of lower volumes including the 0.4 percent decline in same-hospital surgeries. Even adjusting for volumes, however, this increase in supplies expense is below the inflationary price increases which have characterized many of the supplies we purchase. This success in controlling supply costs results from numerous initiatives including the cost savings achieved by purchasing a large number of supply items through bulk and forward purchases.

Same-hospital “Other Operating Expenses” increased by $12 million, or 2.4 percent, to $507 million in the third quarter of 2007 as compared to $495 million in the third quarter of 2006. The primary items driving this increase were contracted services and physician fees, including payments for Emergency Department call coverage. These increases were partially offset by decreased spend on clinical systems and a decline in same-hospital malpractice expense, which declined by $5 million, or 11.1 percent, to $40 million in the third quarter of 2007 from $45 million in the third quarter of 2006.

Total “Other Operating Expenses” include rent expense, which was $39 million in the third quarters of both 2007 and 2006.

Provision for Doubtful Accounts

	Same-Hospital Continuing Operations
Bad Debt	Q3’07	Q3’06	Change (%)
Provision for Doubtful Accounts (“Bad Debt”)($mm)	158	149	6.0
Bad Debt / Net Operating Revenues (%)	7.2	7.2	—
Collection rate from self-pay (%)	36	30	6	(1)
Collection rate from commercial payers (%)	98	97	1	(1)

(1) This percentage change is the difference between the Q3’07 and Q3’06 amounts shown

Same-hospital provision for doubtful accounts, or bad debt expense, was $158 million in the third quarter of 2007, an increase of $9 million, or 6.0 percent, from the provision for doubtful accounts of $149 million in the third quarter of 2006. Bad debt expense was 7.2 percent of net operating revenues in both the third quarters of 2007 and 2006. The bad debt expense ratio remained flat despite a 7.0 percent rise in same-hospital uninsured admissions which increased to 6,198 uninsured admissions in the third quarter of 2007 from 5,795 uninsured admissions in the third quarter of 2006, an increase of 403 uninsured admissions. This stabilization of the bad debt expense ratio despite the increase in uninsured patient volumes and uninsured patient revenues reflects our improved collection results, including an increase in self-pay collection rates to 36 percent, and the increase in managed care collection rates to 98 percent. Both collection rates are calculated based on an average collection period of 18 months.

Accounts Receivable

Accounts receivable were $1.354 billion at September 30, 2007, and $1.363 billion at June 30, 2007. Accounts receivable days outstanding for continuing operations were 53 days at September 30, 2007, up from 52 days at June 30, 2007 and down from 56 days at September 30, 2006. The increase in accounts receivable days is principally due to the reduction in the allowance for cost report settlements.

Cash Flow

Cash and cash equivalents were $655 million at September 30, 2007, a decrease of $20 million from $675 million at June 30, 2007.

Net cash provided by operating activities was $83 million in the third quarter of 2007. In accordance with GAAP, this cash flow figure excludes capital expenditures, proceeds of asset sales, as well as certain other items. Excluding cash provided by discontinued operations of $1 million and $11 million in payments against reserves for restructuring charges, our cash provided by continuing operating activities would have been $93 million for the third quarter of 2007.

Total company capital expenditures in the third quarter of 2007 were $179 million, $175 million of which related to continuing operations. These capital expenditures included $16 million for the construction of our new East Side Hospital in El Paso.

Adjusted free cash flow for continuing operations, defined below, was a negative $82 million in the third quarter of 2007 compared to a negative $63 million in the third quarter of 2006.

“Adjusted free cash flow,” is a non-GAAP term defined by the Company as cash provided by (used in) operating activities less capital expenditures in continuing operations and after adding back: (1) payments against reserves for restructuring charges; (2) litigation costs and settlement payments; (3) cash provided by (used in) operating activities from discontinued operations; (4) insurance recoveries for business interruption and other costs and (5) income tax refunds (payments). A reconciliation of adjusted free cash flow to net cash provided by (used in) operating activities is provided at the end of this release.

Significant cash flow items excluded from the above definition of adjusted free cash flow included:

(1) $34 million of proceeds from asset sales, including (a) $6 million from the sale of a Medicare HMO in Philadelphia, (b) $15 million from the sale of Roxborough Memorial Hospital and Warminster Hospital, both in the Philadelphia area, and (c) $13 million from the sale of various assets related to the expiration of a lease with the Metrocrest Hospital Authority (MHA) to operate two Dallas hospitals;

(2) $32 million received from the cash surrender value of certain life insurance policies; and,

(3) $31 million of investment proceeds from the MHA bonds we own related to the two Dallas hospitals whose leases expired during the third quarter. Essentially, the source of these proceeds was the Company’s final payment of $31 million under the lease agreement, $21 million of which is classified as a financing outflow.

Liquidity

Total debt was $4.767 billion at September 30, 2007, a decrease of $19 million from total debt on June 30, 2007, of $4.786 billion. The decrease in total debt relates to capitalized leases on two leased facilities divested during the third quarter. Net debt, a non-GAAP measure defined as total debt, less cash and cash equivalents of $655 million at September 30, 2007, and $675 million at June 30, 2007, was $4.112 billion at September 30, 2007, and $4.111 billion at June 30, 2007.

Income Taxes

The income tax expense of $10 million in the third quarter of 2007 related to continuing operations includes a $1 million tax benefit before the valuation allowance for deferred tax assets and $11 million of tax expense primarily related to changes in the valuation allowance for deferred tax assets and other tax adjustments.

Discontinued Operations

The loss from discontinued operations for the third quarter of 2007 was $24 million after-tax, or $0.05 cents per share.

Outlook for Fourth Quarter of 2007

On August 7 the Company provided a revised Outlook for 2007 adjusted EBITDA in the range of $675 million to $725 million and net loss in the range of $76 to $26 million. A reconciliation of the Outlook for 2007 net loss to adjusted EBITDA is provided at the end of this release. For the nine months ended September 30, 2007, adjusted EBITDA is $535 million and the net loss was $14 million. Fourth quarter 2007 adjusted EBITDA in the range of $140 to $190 million, and a net loss in the range of $62 to $12 million, would be consistent with the 2007 Outlook range provided on August 7. At this time, the Company reconfirms this implied range for the fourth quarter and full year 2007 Outlook for adjusted EBITDA and provides reconciliation to net loss.

Management’s Webcast Discussion of Third Quarter Results and Outlook

Tenet management will discuss third quarter 2007 results on a webcast scheduled to begin at 11:00 AM (ET) on November 6, 2007. This webcast may be accessed through Tenet’s website at www.tenethealth.com. A set of slides has been posted to the Company’s website which may be referred to during management’s remarks.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.   Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2006, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

	Three Months Ended September 30,
(Dollars in millions except per share amounts)	2007	%	2006	%	Change

Net operating revenues	$2,212	100.0%	$2,058	100.0%	7.5%
Operating expenses:
Salaries, wages and benefits	(983)	(44.4)%	(927)	(45.0)%	6.0%
Supplies	(383)	(17.3)%	(373)	(18.1)%	2.7%
Provision for doubtful accounts	(159)	(7.2)%	(149)	(7.2)%	6.7%
Other operating expenses, net	(510)	(23.1)%	(495)	(24.1)%	3.0%
Depreciation	(83)	(3.7)%	(76)	(3.7)%	9.2%
Amortization	(8)	(0.4)%	(6)	(0.3)%	33.3%
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(13)	(0.6)%	(1)	(0.1)%
Hurricane insurance recoveries, net of costs	—	—	4	0.2%
Litigation and investigation costs	(3)	(0.1)%	(7)	(0.3)%
Operating income	70	3.2%	28	1.4%
Interest expense	(105)		(104)
Investment earnings	10		15
Minority interests	—		(1)
Loss from continuing operations, before income taxes	(25)		(62)
Income tax benefit (expense)	(10)		43
Loss from continuing operations, before discontinued operations	(35)		(19)
Discontinued operations:
Loss from operations	(11)		(24)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(6)		—
Hurricane insurance recoveries, net of costs	—		(6)
Litigation settlements, net of insurance recoveries	—		—
Net gain (loss) on sales of facilities	(5)		3
Income tax expense	(2)		(43)
Loss from discontinued operations, net of tax	(24)		(70)
Net loss	$(59)		$(89)
Diluted loss per common share and common equivalent share:
Continuing operations	$(0.07)		$(0.04)
Discontinued operations	(0.05)		(0.15)
	$(0.12)		$(0.19)

Weighted average shares outstanding (in thousands):	473,984		471,227

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

	Nine Months Ended September 30,
(Dollars in millions except per share amounts)	2007	%	2006	%	Change

Net operating revenues	$6,601	100.0%	$6,337	100.0%	4.2%
Operating expenses:
Salaries, wages and benefits	(2,941)	(44.5)%	(2,817)	(44.4)%	4.4%
Supplies	(1,167)	(17.7)%	(1,154)	(18.2)%	1.1%
Provision for doubtful accounts	(433)	(6.5)%	(385)	(6.1)%	12.5%
Other operating expenses, net	(1,525)	(23.1)%	(1,439)	(22.7)%	6.0%
Depreciation	(245)	(3.7)%	(226)	(3.6)%	8.4%
Amortization	(24)	(0.4)%	(18)	(0.3)%	33.3%
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(24)	(0.4)%	(26)	(0.4)%
Hurricane insurance recoveries, net of costs	—	—	14	0.2%
Litigation and investigation costs	(1)	(0.1)%	(751)	(11.8)%
Operating income (loss)	241	3.6%	(465)	(7.3)%
Interest expense	(315)		(306)
Investment earnings	36		49
Minority interests	(3)		(2)
Net gains on sales of investments	—		2
Loss from continuing operations, before income taxes	(41)		(722)
Income tax benefit	78		291
Income (loss) from continuing operations, before discontinued operations and cumulative effect of change in accounting principle	37		(431)
Discontinued operations:
Loss from operations	(46)		(47)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(18)		(107)
Hurricane insurance recoveries, net of costs	—		187
Litigation settlements, net of insurance recoveries	—		24
Net gain (loss) on sales of facilities	(4)		2
Income tax (expense) benefit	17		(47)
Income (loss) from discontinued operations, net of tax	(51)		12
Loss before cumulative effect of change in accounting principle	(14)		(419)
Cumulative effect of change in accounting principle, net of tax	—		2
Net loss	$(14)		$(417)
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$0.08		$(0.92)
Discontinued operations	(0.11)		0.03
Cumulative effect of change in accounting principle, net of tax	—		—
	$(0.03)		$(0.89)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):
Basic	473,111		470,635
Diluted	474,506		470,635

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

(Unaudited)

	September 30,	December 31,
(Dollars in Millions)	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$655	$784
Investments in marketable debt securities	34	39
Accounts receivable, less allowance for doubtful accounts	1,354	1,413
Inventories of supplies, at cost	181	184
Income tax receivable	5	171
Deferred income taxes	71	69
Assets held for sale	60	119
Other current assets	233	246
Total current assets	2,593	3,025
Investments and other assets	369	383
Property and equipment, at cost, less accumulated depreciation and amortization	4,403	4,299
Goodwill	600	601
Other intangible assets, at cost, less accumulated amortization	270	231
Total assets	$8,235	$8,539

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1	$22
Accounts payable	637	775
Accrued compensation and benefits	362	390
Professional and general liability reserves	148	145
Accrued interest payable	110	130
Accrued legal settlement costs	113	71
Other current liabilities	502	392
Total current liabilities	1,873	1,925
Long-term debt, net of current portion	4,766	4,760
Professional and general liability reserves	565	586
Accrued legal settlement costs	185	251
Other long-term liabilities and minority interests	646	646
Deferred income taxes	99	107
Total liabilities	8,134	8,275
Commitments and contingencies
Shareholders’ equity:
Common stock	26	26
Additional paid-in capital	4,401	4,372
Accumulated other comprehensive loss	(45)	(45)
Accumulated deficit	(2,802)	(2,610)
Less common stock in treasury, at cost	(1,479)	(1,479)
Total shareholders’ equity	101	264
Total liabilities and shareholders’ equity	$8,235	$8,539

TENET HEALTHCARE CORPORATION

CASH FLOW DATA

(Unaudited)

	Nine Months Ended September 30,
(Dollars in Millions)	2007	2006
Net loss	$(14)	$(417)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	269	244
Provision for doubtful accounts	433	385
Deferred income tax benefit	(2)	(2)
Stock-based compensation charges	31	34
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	24	26
Litigation and investigation costs	1	751
Pre-tax (income) loss from discontinued operations	68	(59)
Cumulative effect of change in accounting principle	—	(2)
Other items, net	(11)	(12)
Increases (decreases) in cash from changes in operating assets and liabilities:
Accounts receivable	(487)	(345)
Inventories and other current assets	(8)	(31)
Income taxes	74	(270)
Accounts payable, accrued expenses and other current liabilities	(151)	(227)
Other long-term liabilities	23	32
Insurance recoveries for business interruption and other costs	—	161
Payments against reserves for restructuring charges and litigation costs and settlements	(39)	(683)
Net cash provided by (used in) operating activities from discontinued operations, excluding income taxes	3	(26)
Net cash provided by (used in) operating activities	214	(441)
Cash flows from investing activities:
Purchases of property and equipment:
Continuing operations	(386)	(338)
Discontinued operations	(11)	(48)
Purchase of business or joint venture interest	(36)	(28)
Construction of new hospitals	(43)	(5)
Proceeds from sales of facilities and other assets – discontinued operations	83	161
Proceeds from sales of marketable securities, long-term investments and other assets	652	19
Purchases of marketable securities	(644)	(18)
Proceeds from hospital authority bonds	31	4
Proceeds from cash surrender value of insurance policies	32	—
Insurance recoveries for property damage	—	115
Other items, net	(1)	16
Net cash used in investing activities	(323)	(122)
Cash flows from financing activities:
Repayments of borrowings	(21)	(3)
Other items, net	1	2
Net cash used in financing activities	(20)	(1)
Net decrease in cash and cash equivalents	(129)	(564)
Cash and cash equivalents at beginning of period	784	1,373
Cash and cash equivalents at end of period	$655	$809
Supplemental disclosures:
Interest paid, net of capitalized interest	$(314)	$(312)
Income tax (payments) refunds, net	$168	$(28)

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

Three and Nine Months Ended September 30, 2007 and 2006

(Unaudited)

(Dollars in millions except per patient day,	Three Months Ended September 30,				Nine Months Ended September 30,
per admission and per visit amounts)	2007	2006	Change		2007	2006	Change

Net inpatient revenues	$1,481	$1,385	6.9%		$4,446	$4,332	2.6%
Net outpatient revenues	$649	$600	8.2%		$1,926	$1,792	7.5%

Number of general hospitals (at end of period)	53	53	—	*	53	53	—	*
Licensed beds (at end of period)	14,445	14,283	1.1%		14,445	14,283	1.1%
Average licensed beds	14,348	14,309	0.3%		14,315	14,392	(0.5)%
Utilization of licensed beds	50.7%	51.6%	(0.9)%	*	53.0%	54.1%	(1.1)%	*
Patient days	669,613	679,018	(1.4)%		2,073,106	2,124,408	(2.4)%
Adjusted patient days	963,326	964,434	(0.1)%		2,953,893	2,987,323	(1.1)%
Net inpatient revenue per patient day	$2,212	$2,040	8.4%		$2,145	$2,039	5.2%
Admissions	135,979	137,040	(0.8)%		416,182	422,175	(1.4)%
Adjusted patient admissions	196,984	196,078	0.5%		596,782	598,329	(0.3)%
Net inpatient revenue per admission	$10,891	$10,107	7.8%		$10,683	$10,261	4.1%
Average length of stay (days)	4.9	5.0	(0.1)	*	5.0	5.0	—	*
Surgeries	97,762	98,133	(0.4)%		291,657	302,795	(3.7)%
Net outpatient revenue per visit	$653	$595	9.7%		$636	$579	9.8%
Outpatient visits	994,184	1,008,276	(1.4)%		3,029,372	3,095,440	(2.1)%

Sources of net patient revenue
Medicare	25.1%	24.8%	0.3%	*	25.9%	26.7%	(0.8)%	*
Medicaid	9.1%	8.6%	0.5%	*	8.4%	8.8%	(0.4)%	*
Managed care governmental	11.5%	11.6%	(0.1)%	*	11.9%	10.9%	1.0%	*
Managed care commercial	42.0%	42.5%	(0.5)%	*	41.8%	41.7%	0.1%	*
Indemnity, self-pay and other	12.3%	12.5%	(0.2)%	*	12.0%	11.9%	0.1%	*

* This change is the difference between the 2007 and 2006 amounts shown

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS

Three and Nine Months Ended September 30, 2007 and 2006

(Unaudited)

(Dollars in millions except per patient day,	Three Months Ended September 30,				Nine Months Ended September 30,
per admission and per visit amounts)	2007	2006	Change		2007	2006	Change

Net inpatient revenues	$1,484	$1,385	7.1%		$4,450	$4,332	2.7%
Net outpatient revenues	$654	$600	9.0%		$1,930	$1,792	7.7%

Number of general hospitals (at end of period)	54	53	1	*	54	53	1	*
Licensed beds (at end of period)	14,486	14,283	1.4%		14,486	14,283	1.4%
Average licensed beds	14,389	14,309	0.6%		14,333	14,392	(0.4)%
Utilization of licensed beds	50.7%	51.6%	(0.9)%	*	53.0%	54.1%	(1.1)%	*
Patient days	671,502	679,018	(1.1)%		2,074,995	2,124,408	(2.3)%
Adjusted patient days	968,418	964,434	0.4%		2,958,985	2,987,323	(0.9)%
Net inpatient revenue per patient day	$2,210	$2,040	8.3%		$2,145	$2,039	5.2%
Admissions	136,373	137,040	(0.5)%		416,576	422,175	(1.3)%
Adjusted patient admissions	198,046	196,078	1.0%		597,845	598,329	(0.1)%
Net inpatient revenue per admission	$10,882	$10,107	7.7%		$10,682	$10,261	4.1%
Average length of stay (days)	4.9	5.0	(0.1)	*	5.0	5.0	—	*
Surgeries	98,240	98,133	0.1%		292,135	302,795	(3.5)%
Net outpatient revenue per visit	$651	$595	9.4%		$635	$579	9.7%
Outpatient visits	1,004,577	1,008,276	(0.4)%		3,039,765	3,095,440	(1.8)%

Sources of net patient revenue
Medicare	25.1%	24.8%	0.3%	*	25.9%	26.7%	(0.8)%	*
Medicaid	9.1%	8.6%	0.5%	*	8.4%	8.8%	(0.4)%	*
Managed care governmental	11.5%	11.6%	(0.1)%	*	11.9%	10.9%	1.0%	*
Managed care commercial	42.0%	42.5%	(0.5)%	*	41.8%	41.7%	0.1%	*
Indemnity, self-pay and other	12.3%	12.5%	(0.2)%	*	12.0%	11.9%	0.1%	*

* This change is the difference between the 2007 and 2006 amounts shown

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2007 by Calendar Quarter

(Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in millions except per share amounts)	3/31/07	6/30/07	9/30/07	9/30/07

Net operating revenues	$2,218	$2,171	$2,212	$6,601
Operating expenses:
Salaries, wages and benefits	(992)	(966)	(983)	(2,941)
Supplies	(395)	(389)	(383)	(1,167)
Provision for doubtful accounts	(133)	(141)	(159)	(433)
Other operating expenses, net	(504)	(511)	(510)	(1,525)
Depreciation	(81)	(81)	(83)	(245)
Amortization	(8)	(8)	(8)	(24)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(3)	(8)	(13)	(24)
Litigation and investigations (costs) benefit	1	1	(3)	(1)
Operating income	103	68	70	241
Interest expense	(105)	(105)	(105)	(315)
Investment earnings	11	15	10	36
Minority interests	(2)	(1)	—	(3)
Income (loss) from continuing operations, before income taxes	7	(23)	(25)	(41)

Income tax (expense) benefit	84	4	(10)	78
Income (loss) from continuing operations, before discontinued operations	91	(19)	(35)	37
Discontinued operations:
Loss from operations	(27)	(8)	(11)	(46)
Impairment of long-lived assets and goodwill, and restructuring charges	(9)	(3)	(6)	(18)
Net gain (loss) on sales of facilities	(1)	2	(5)	(4)
Income tax (expense) benefit	21	(2)	(2)	17
Loss from discontinued operations, net of tax	(16)	(11)	(24)	(51)
Net income (loss)	$75	$(30)	$(59)	$(14)
Basic and diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$0.19	$(0.04)	(0.07)	$0.08
Discontinued operations	(0.03)	(0.02)	(0.05)	(0.11)
	$0.16	$(0.06)	(0.12)	$(0.03)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):
Basic	474,136	473,212	473,984	473,111
Diluted	474,326	473,212	473,984	474,506

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

Fiscal 2007 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day,	Three Months Ended			Nine Months Ended
per admission and per visit amounts)	3/31/07	6/30/07	9/30/07	9/30/07

Net inpatient revenues	$1,505	$1,460	$1,481	$4,446
Net outpatient revenues	$634	$643	$649	$1,926

Number of general hospitals (at end of period)	53	53	53	53
Licensed beds (at end of period)	14,299	14,292	14,445	14,399
Average licensed beds	14,295	14,302	14,348	14,315
Utilization of licensed beds	56.5%	51.9%	50.7%	53.0%
Patient days	727,399	676,094	669,613	2,073,106
Adjusted patient days	1,019,543	971,024	963,326	2,953,893
Net inpatient revenue per patient day	$2,069	$2,159	$2,212	$2,145
Admissions	144,264	135,939	135,979	416,182
Adjusted patient admissions	203,224	196,574	196,984	596,782
Net inpatient revenue per admission	$10,432	$10,740	$10,891	$10,683
Average length of stay (days)	5.0	5.0	4.9	5.0
Surgeries	97,019	96,876	97,762	291,657
Net outpatient revenue per visit	$617	$638	$653	$636
Outpatient visits	1,027,997	1,007,191	994,184	3,029,372

Sources of net patient revenue
Medicare	27.3%	25.1%	25.1%	25.9%
Medicaid	7.0%	9.0%	9.1%	8.4%
Managed care governmental	12.7%	11.5%	11.5%	11.9%
Managed care commercial	41.5%	41.7%	42.0%	41.8%
Indemnity, self-pay and other	11.5%	12.7%	12.3%	12.0%

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2006 by Calendar Quarter

(Unaudited)

	Three Months Ended				Year Ended
(Dollars in millions except per share amounts)	3/31/06	6/30/06	9/30/06	12/31/06	12/31/06

Net operating revenues	$2,145	$2,134	$2,058	$2,116	$8,453
Operating expenses:
Salaries, wages and benefits	(953)	(937)	(927)	(958)	(3,775)
Supplies	(396)	(385)	(373)	(378)	(1,532)
Provision for doubtful accounts	(116)	(120)	(149)	(117)	(502)
Other operating expenses, net	(464)	(480)	(495)	(510)	(1,949)
Depreciation	(75)	(75)	(76)	(83)	(309)
Amortization	(6)	(6)	(6)	(10)	(28)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	2	(27)	(1)	(312)	(338)
Hurricane insurance recoveries, net of costs	(3)	13	4	—	14
Litigation and investigation costs	(16)	(728)	(7)	(15)	(766)
Operating income (loss)	118	(611)	28	(267)	(732)
Interest expense	(101)	(101)	(104)	(102)	(408)
Investment earnings	17	17	15	13	62
Minority interests	(1)	—	(1)	(2)	(4)
Net gains on sales of investments	2	—	—	3	5

Income (loss) from continuing operations, before income taxes	35	(695)	(62)	(355)	(1,077)

Income tax (expense) benefit	(4)	252	43	(29)	262
Income (loss) from continuing operations, before discontinued operations and cumulative effect of change in accounting principle	31	(443)	(19)	(384)	(815)
Discontinued operations:
Income (loss) from operations	2	(25)	(24)	(26)	(73)
Hurricane insurance recoveries, net of costs	(1)	194	(6)	(1)	186
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(6)	(101)	—	(33)	(140)
Litigation settlements, net of insurance recoveries	45	(21)	—	11	35
Net gain (loss) on sales of facilities	—	(1)	3	13	15
Income tax (expense) benefit	(3)	(1)	(43)	34	(13)
Income (loss) from discontinued operations, net of tax	37	45	(70)	(2)	10
Income (loss) before cumulative effect of change in accounting principle	68	(398)	(89)	(386)	(805)
Cumulative effect of change in accounting principle, net of tax	2	—	—	—	2
Net income (loss)	$70	$(398)	$(89)	$(386)	$(803)
Basic and diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$0.07	$(0.94)	$(0.04)	$(0.81)	$(1.73)
Discontinued operations	0.08	0.09	(0.15)	(0.01)	0.02
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—
	$0.15	$(0.85)	$(0.19)	$(0.82)	$(1.71)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):
Basic	470,069	470,608	471,227	471,484	470,847
Diluted	470,745	470,608	471,227	471,484	470,847

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

Fiscal 2006 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission	Three Months Ended				Year Ended
and per visit amounts)	3/31/06	6/30/06	9/30/06	12/31/06	12/31/06

Net inpatient revenues	$1,500	$1,447	$1,385	$1,457	$5,789
Net outpatient revenues	$582	$610	$600	$601	$2,393

Number of general hospitals (at end of period)	53	53	53	53	53
Licensed beds (at end of period)	14,456	14,389	14,283	14,283	14,283
Average licensed beds	14,456	14,412	14,309	14,283	14,366
Utilization of licensed beds	57.7%	53.0%	51.6%	52.4%	53.6%
Patient days	750,685	694,705	679,018	688,332	2,812,740
Adjusted patient days	1,039,726	983,162	964,434	971,366	3,958,689
Net inpatient revenue per patient day	$1,998	$2,083	$2,040	$2,117	$2,058
Admissions	146,188	138,947	137,040	139,023	561,198
Adjusted patient admissions	204,000	198,251	196,078	197,521	795,850
Net inpatient revenue per admission	$10,261	$10,414	$10,107	$10,480	$10,315
Average length of stay (days)	5.1	5.0	5.0	5.0	5.0
Surgeries	102,649	102,013	98,133	96,556	399,351
Net outpatient revenue per visit	$555	$588	$595	$597	$583
Outpatient visits	1,048,933	1,038,231	1,008,276	1,007,147	4,102,587

Sources of net patient revenue
Medicare	28.4%	26.9%	24.8%	26.4%	26.6%
Medicaid	8.3%	9.4%	8.6%	9.1%	8.9%
Managed care governmental	10.4%	10.8%	11.6%	11.7%	11.1%
Managed care commercial	41.0%	41.4%	42.5%	40.3%	41.3%
Indemnity, self-pay and other	11.9%	11.5%	12.4%	12.5%	12.1%

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) before (1) cumulative effect of change in accounting principle, net of tax, (2) income (loss) from discontinued operations, net of tax, (3) income taxes, (4) net gains on sales of investments (5) minority interests, (6) investment earnings, (7) interest expense, (8) litigation costs, (9) hurricane insurance recoveries, net of costs, (10) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, (11) amortization, and (12) depreciation. Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss). Because adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss), the most comparable GAAP term, to adjusted EBITDA, is set forth in the following table for the three and nine months ended September 30, 2007 and 2006.

(2) Reconciliation of Adjusted Free Cash Flow

Adjusted free cash flow, a non-GAAP term, is defined by the Company as net cash flow provided by (used in) operating activities less (1) capital expenditures in continuing operations, (2) new hospital construction expenditures, (3) income tax refunds (payments), (4) cash flows from discontinued operations, (5) insurance recoveries reflected in cash flows from operating activities, and (6) payments against reserves for restructuring charges and litigation costs and settlements. The Company believes the use of adjusted free cash flow is meaningful as the use of this financial measure provides the Company and the users of its financial statements with supplemental information about the impact on the company’s cash flows from the items specified above. The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The Company uses this information in its analysis of its cash flows excluding items that it does not consider relevant to the liquidity of its hospitals in continuing operations or that relate to capital expenditures for construction. Adjusted free cash flow is a measure of liquidity that management uses in its business as an alternative to net cash provided by (used in) operating activities. Because adjusted free cash flow excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance or liquidity. The reconciliation of net cash provided by (used) in operating activities, the most comparable GAAP term, to adjusted free cash flow is set forth in the second table below for the three and nine months ended September 30, 2007 and 2006.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 - Reconciliation of Adjusted EBITDA

Dollars in Millions

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2007	2006	2007	2006
Net loss	$(59)	$(89)	$(14)	$(417)
Less: Cumulative effect of change in accounting principle, net of tax	—	—	—	2
Income (loss)from discontinued operations, net of tax	(24)	(70)	(51)	12
Income (loss) from continuing operations	(35)	(19)	37	(431)
Income tax (expense) benefit	(10)	43	78	291
Net gains on sale of investments	—	—	—	2
Minority interests	—	(1)	(3)	(2)
Investment earnings	10	15	36	49
Interest expense	(105)	(104)	(315)	(306)
Operating income (loss)	70	28	241	(465)
Litigation and investigation costs	(3)	(7)	(1)	(751)
Hurricane insurance recoveries, net of costs	—	4	—	14
Impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries	(13)	(1)	(24)	(26)
Amortization	(8)	(6)	(24)	(18)
Depreciation	(83)	(76)	(245)	(226)
Adjusted EBITDA	$177	$114	$535	$542

Net operating revenues	$2,212	$2,058	$6,601	$6,337
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	8.0%	5.5%	8.1%	8.6%

Additional Supplemental Non-GAAP Disclosures

Table #2 - Reconciliation of Adjusted Free Cash Flow

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2007	2006	2007	2006
Net cash provided by (used in) in operating activities	$83	$200	$214	$(441)
Less:
Income tax (payments) refunds, net	—	(25)	168	(28)
Insurance recoveries for business interruption and other costs	—	161	—	161
Payments against reserves for restructuring charges and litigation costs and settlements	(11)	(19)	(39)	(683)
Cash provided by (used in) operating activities from discontinued operations	1	15	3	(26)
Adjusted net cash provided by operating activities	93	68	82	135
Purchases of property and equipment – continuing operations	(159)	(126)	(386)	(338)
Construction of new hospitals	(16)	(5)	(43)	(5)
Adjusted free cash flow - continuing operations	$(82)	$(63)	$(347)	$(208)

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #3 - Reconciliation of Outlook Adjusted EBITDA
to Outlook Net Loss for Year Ending December 31, 2007

Dollars in Millions

(Unaudited)

	Low	High
Net loss	$(76)	$(26)
Less: Loss from discontinued operations, net of tax*	(51)	(51)
Income (loss) from continuing operations	(25)	25
Income tax benefit	75	75
Loss from continuing operations, before income taxes	(100)	(50)
Interest expense, net	(380)	(380)
Operating income	280	330
Litigation and investigation costs*	(1)	(1)
Impairment of long-lived assets and goodwill and restructuring charges*	(24)	(24)
Depreciation and amortization	(370)	(370)
Adjusted EBITDA	$675	$725

* Management is not providing a forecast of these items for the remainder of 2007